UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALLIANCE RESOURCE PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

October 12, 2022

NOTICE OF

CONSENT SOLICITATION

To our Unitholders:

We are soliciting your consent to approve the material terms of the Sixth Amendment (the “Sixth Amendment”) to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended (the “Plan”). Alliance Coal, LLC (“Alliance Coal”) is an indirect wholly-owned subsidiary of Alliance Resource Partners, L.P., a Delaware limited partnership (“we,” “us,” or the “Partnership”). The Sixth Amendment would increase the number of common units available for awards under the Plan from 7,200,000 to 15,500,000.

The Board of Directors (the “Board”) of Alliance Resource Management GP, LLC (“MGP”), the general partner of the Partnership, has unanimously approved the Sixth Amendment, subject to obtaining the approval of holders of a majority of our common units, and is recommending that our unitholders approve the Sixth Amendment. The terms of the Sixth Amendment and the Plan are described in more detail in the accompanying Consent Solicitation Statement.

Unitholders of record at the close of business on October 7, 2022 are entitled to receive notice of and to vote in the Consent Solicitation. Unitholders holding a majority of our common units outstanding as of the close of business on the record date must vote in favor of the Sixth Amendment for it to be approved. THE BOARD HAS VOTED UNANIMOUSLY TO RECOMMEND THAT THE UNITHOLDERS VOTE TO APPROVE THE SIXTH AMENDMENT.

We are providing you with these Consent Solicitation materials both by sending you this full set of materials, including a paper consent card, and by notifying you of the availability of the materials on the Internet. This Consent Solicitation Statement is available at https://www.astproxyportal.com/ast/10374.

The Sixth Amendment can only be adopted following the approval of unitholders holding a majority of our common units outstanding as of the close of business on the record date. YOUR VOTE IS IMPORTANT. Failure to vote will have the same effect as a vote against the Sixth Amendment. We encourage you, therefore, to review the enclosed Consent Solicitation Statement and to vote as soon as possible by completing, signing, dating and returning the enclosed consent card by mail, or you may vote by telephone or electronically through the Internet, as further described on the consent card. If you hold your units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.

The Consent Solicitation will expire at, and your consent must be received by, 5:00 p.m., Eastern Standard Time, on November 15, 2022 (the “Expiration Date”). The Consent Solicitation may be extended by MGP for a specified period of time or on a daily basis until the consents necessary to adopt the Sixth Amendment have been received. You may revoke your consent at any time up to 5:00 p.m., Eastern Standard Time, on the Expiration Date.

/s/ Joseph W. Craft III
Joseph W. Craft III
Chairman, President and Chief Executive Officer
Alliance Resource Management GP, LLC, as general partner of the Partnership

Alliance Resource Partners, L.P.

1717 SOUTH BOULDER AVENUE, SUITE 400

TULSA, OKLAHOMA 74119

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement is being furnished to the holders of common units representing limited partner interest of Alliance Resource Partners, L.P. (“ARLP”) as of the close of business on October 7, 2022 (the “Record Date”) in connection with the solicitation (the “Solicitation”) of consents of the holders of common units to approve the material terms of the Sixth Amendment (the “Sixth Amendment”) to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended (the “Plan”). Alliance Coal, LLC is an indirect wholly-owned subsidiary of ARLP. The Sixth Amendment would increase the number of common units available for awards under the Plan from 7,200,000 to 15,500,000. This Consent Solicitation Statement and the enclosed form of consent are being mailed to the unitholders of ARLP on or about October 14, 2022.

Your consent to the Sixth Amendment is being solicited on behalf of the Board of Directors (the “Board”) of Alliance Resource Management GP, LLC (“MGP”), the general partner of ARLP. The Sixth Amendment will be voted on by holders of the common units of ARLP. A copy of the Plan, as in effect on the date of this Consent Solicitation Statement and not reflecting the Sixth Amendment, is attached to this Consent Solicitation Statement as Appendix A. A copy of the Sixth Amendment is separately attached to this Consent Solicitation Statement as Appendix B.

Only unitholders of record at the close of business on the Record Date are entitled to vote on the Sixth Amendment. Adoption of the Sixth Amendment requires the receipt of affirmative consents of the holders holding a majority of the common units outstanding.

The Sixth Amendment has been approved unanimously by the Board as being in the best interests of ARLP and the unitholders. The Board unanimously recommends that you vote FOR the Sixth Amendment.

This Solicitation will expire at, and your consent must be received by, 5:00 p.m., Eastern Standard Time, on November 15, 2022 (the “Expiration Date”). MGP may extend this Solicitation for a specified period of time or on a daily basis until the consents necessary to adopt the Sixth Amendment have been received. You may revoke your consent at any time before 5:00 p.m., Eastern Standard Time, on the Expiration Date.

If you have any questions about this Consent Solicitation Statement, please call Brian L. Cantrell, Senior Vice President and Chief Financial Officer of MGP, (918) 295-7674 or contact our proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or toll-free (888) 785-6709 or via email at info@okapipartners.com.

This Consent Solicitation Statement is dated October 12, 2022.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Plan fully and for a more complete description of the specific steps necessary for the approval of the Sixth Amendment, you should read this entire document carefully (including its appendices).

Significant Relationships Referenced in this Consent Solicitation Statement

●	References to “we,” “us,” “our” or “Partnership” mean the business and operations of Alliance Resource Partners, L.P., the parent company, as well as its consolidated subsidiaries.
●	References to “ARLP” mean Alliance Resource Partners, L.P., individually as the parent company, and not on a consolidated basis.
●	References to “MGP” mean Alliance Resource Management GP, LLC, the general partner of Alliance Resource Partners, L.P.
●	References to “Mr. Craft” mean Joseph W. Craft III, the Chairman, President and Chief Executive Officer of MGP.
●	References to “Alliance Coal” mean Alliance Coal, LLC, an indirect wholly-owned subsidiary of ARLP.

The Partnership

We are a diversified natural resource company that generates operating income from the production and marketing of coal and royalty income from coal and oil & gas mineral interests located in strategic producing regions across the United States. The primary focus of our business is to maximize the value of our existing mineral assets, both in the production of coal from our mining assets and the leasing and development of our coal and oil & gas mineral ownership. We believe that our diverse and rich resource base will allow us to continue to create long-term value for unitholders.

We are the largest coal producer in the eastern United States with seven operating underground mining complexes in Illinois, Indiana, Kentucky, Maryland, Pennsylvania, and West Virginia as well as a coal-loading terminal in Indiana on the Ohio River. We manage and report our coal operations under two regions, Illinois Basin and Appalachia. We market our coal production to major domestic and international utilities and industrial users.

We own both mineral and royalty interests in approximately 1.5 million gross acres in premier oil & gas producing regions in the United States, primarily the Permian, Anadarko, and Williston Basins. While we own both mineral and royalty interests, we refer to them collectively as mineral interests throughout our discussions of our business as the majority of our holdings are mineral interests. We market our mineral interests for lease to operators in those regions and generate royalty income from the leasing and development of those mineral interests. Reserve additions and the associated cash flows are expected to increase from the development of our existing mineral interests and through acquisitions of additional mineral interests.

As of December 31, 2021, we had approximately 547.1 million tons of proven and probable coal mineral reserves and 1.17 billion tons of measured, indicated and inferred coal mineral resources in Illinois, Indiana, Kentucky, Maryland, Pennsylvania and West Virginia. All of our measured, indicated and inferred coal mineral resources and 422.9 million tons of our coal mineral reserves are owned or leased by Alliance Resource Properties, LLC, an indirect wholly-owned subsidiary of ARLP, which are (a) leased or subleased to internal mining complexes or (b) near other internal and external coal mining operations but not yet leased. We market our coal mineral reserves and resources to the coal mining operations that are able to access them and generate royalty income from the leasing and development of those coal mineral reserves and resources.

In addition, we develop and market industrial, mining and technology products and services.

ARLP, a Delaware limited partnership, completed its initial public offering on August 19, 1999, and is listed on the NASDAQ Global Select Market under the ticker symbol “ARLP.” We are managed by our sole general partner, MGP, a Delaware limited liability company, which holds a non-economic general partner interest in ARLP.

The Long-Term Incentive Plan and the Sixth Amendment

Equity compensation pursuant to the Plan is a key component of our executive compensation program. The Plan is sponsored by Alliance Coal, an indirect wholly owned subsidiary of the Partnership. Under the Plan, awards may be made of either (a) restricted units, (b) options to purchase common units (although to date, no grants of options have been made) or (c) cash awards. (Under the Plan, a “restricted unit” is a phantom unit that upon vesting entitles the participant to receive a common unit of ARLP or an equivalent amount of cash.)

Currently, the outstanding unvested Plan awards exceed the common units available for issuance under the Plan by 543,303 common units, although any forfeitures of awards and cash settlement of portions of awards to satisfy tax withholding obligations will allow units to come back into the Plan pool and reduce that number. The Sixth Amendment would increase the number of common units available for awards under the Plan from 7,200,000 to 15,500,000, and increase the number of common units available for settlement of outstanding unvested Plan awards and future Plan awards to 11,456,960.

Our unitholders should note that the Plan documents currently state that only 3,600,000 common units are available for issuance pursuant to the Plan. However, on June 16, 2014, the Partnership completed a two-for-one split of our common units, whereby holders of record as of May 30, 2014 received a one-unit distribution on each unit outstanding on that date. As a result, the number of common units with respect to which awards may be issued under the Plan has been treated as twice the number as provided under the Plan immediately prior to the split, i.e., 7,200,000 common units.

Required Vote

The Sixth Amendment will be voted on by our unitholders. Adoption of the Sixth Amendment requires the affirmative consents of the holders of a majority of our common units outstanding as of the close of business on the Record Date.

Recommendation

The compensation of our executive officers is designed to achieve two key objectives: (i) provide a competitive compensation opportunity to allow us to recruit and retain key management talent, and (ii) motivate and reward the executive officers for creating sustainable, capital-efficient growth in distributable cash flow to maximize our distributions to our unitholders. The outstanding unvested Plan awards currently exceed the common units available for issuance under the Plan, and there are very limited common units available to allow further awards under the Plan, after taking into account common units coming back into the Plan pool due to forfeiture of awards or cash settlement of awards to satisfy tax withholding obligations. Without approval of the Sixth Amendment, the Partnership will be constrained in its ability to use equity as a component of its compensation program, a result that would put the Partnership at a considerable competitive disadvantage. Accordingly, the Board unanimously recommends that you vote FOR the Sixth Amendment.

Interest of Directors and Executive Officers

Executive officers of MGP and its affiliates are eligible to receive awards under the terms of the Plan. Accordingly, the executive officers of MGP have a substantial interest in the passage of the Sixth Amendment.

THE PLAN AND PROPOSED AMENDMENT

Approval of the Sixth Amendment to the Amended and Restated Alliance Coal, LLC Long-Term Incentive Plan

Alliance Coal, a wholly owned subsidiary of the Partnership, employs the key individuals who perform services for the benefit of the Partnership and sponsors the Plan. Under the Plan, awards may be made of either (a) restricted common units, (b) options to purchase common units (although to date, no awards of options have been made), or (c) cash awards. (Under the Plan, a “restricted unit” is a phantom unit that upon vesting entitles the participant to receive a common unit or an equivalent amount of cash.) As of June 30, 2022, we had 3,156,960 common units remaining available for issuance pursuant to the Plan, but we expect 3,700,263 currently outstanding awards to become available for settlement over the next three years, leaving a deficit of 543,303 common units. Any outstanding awards that are forfeited, and the portions of outstanding awards settled in cash to satisfy tax withholding obligations will again become available for issuance pursuant to the Plan.  However, even with those common units added back, the common units currently authorized for issuance will not be sufficient to meet the Partnership’s need to grant future awards pursuant to the Plan.

Proposed Amendments

As noted above, the Sixth Amendment was defined as including only the material terms of the amendment, as material amendments to the Plan must be approved by our unitholders in order to comply with NASDAQ requirements. The material portion of the Sixth Amendment that requires unitholder approval consists of a proposed increase in the number of common units available for awards under the Plan from 7,200,000 to 15,500,000. The Sixth Amendment also (i) adjusts the definition of “Board” within the Plan to reflect our simplification transactions that occurred in 2018 (for details of the simplification transactions, see ARLP’s Annual Report on Form 10-K for the year ended December 31, 2018) and (ii) updates the definition of “Change in Control” to remove references to an entity that no longer owns any equity interest in our general partner, to modify the scope of triggering events to be those involving ARLP rather than just Alliance Coal, and to limit the triggering of the definition to circumstances consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) ((i) and (ii) collectively, the “Other Changes”). We consider the Other Changes to be solely administrative and hence they are not subject to the approval of our unitholders. Accordingly, within this document, references to the Sixth Amendment only refer to the material portion of the amendment that requires unitholder approval (i.e., the increase in the number of common units available for awards under the Plan from 7,200,000 to 15,500,000).

The Board has unanimously approved the Sixth Amendment, subject to obtaining the approval of the holders of a majority of our common units, and is recommending that our unitholders approve the Sixth Amendment. If the Sixth Amendment is approved, we will file all additional common units reserved for the Plan on a Form S-8 Registration Statement as soon as practicable.

A copy of the Plan, as in effect on the date of this Consent Solicitation Statement and not reflecting the Sixth Amendment, is attached to this Consent Solicitation Statement as Appendix A. A copy of the Sixth Amendment, which reflects the material portion of the amendment as well as the Other Changes, is separately attached to this Consent Solicitation Statement as Appendix B. As noted above, the Plan document currently states that only 3,600,000 common units are available for issuance pursuant to the Plan, but that document does not address the 2014 two-for-one split of our common units that effectively doubled that number to 7,200,000 common units.

Plan Purposes

The Plan is intended to benefit the Partnership in attracting and retaining selected officers and key employees of Alliance Coal, the Partnership, and their affiliates by enabling such persons to acquire or increase their proprietary interest in the Partnership and encouraging them to perform effectively and to use their best efforts to promote the growth and profitability of the Partnership and its affiliates. Our general partner’s policy is to award restricted common units pursuant to the Plan to serve as a means of incentive compensation for performance and not primarily as an opportunity for equity participation with respect to our common units.

Plan Provisions

The Plan provides for awards of “restricted” units, which are phantom or notional units that upon vesting entitle the participant to receive a common unit or an equivalent amount of cash. The Plan also provides for the grant of cash awards and options to acquire common units, although to date no options have been granted. Options granted under the Plan would be non-statutory options, not intended to meet the requirements of Section 422 of the Code. Until further guidance is issued under Section 409A of the Code concerning the treatment of partnership options, the current policy of MGP is to not grant options pursuant to the Plan.

The Plan is neither subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, nor qualified under Section 401(a) of the Code.

Administration. The Plan is administered by the Compensation Committee of the Board (the “Committee”). The Committee may delegate certain of its powers and duties under the Plan to the Chief Executive Officer of Alliance Coal, but has not done so.

Subject to the provisions of the Plan, the Committee is authorized to construe and interpret the Plan, to establish rules for administering the Plan and to make all determinations necessary or appropriate for the administration of the Plan, including determinations concerning the individuals to whom awards will be granted, the time or times at which awards will be granted, the terms and conditions of the awards, and the number of common units subject to each award. Awards granted under the Plan need not be uniform among participants.

Eligibility. Persons eligible to receive awards under the Plan are non-employee directors of Alliance Coal, if any, and employees of Alliance Coal and its affiliates, as determined by the Committee. As of September 30, 2022, there were four eligible directors and approximately 3,261 eligible employees, although currently there are approximately 86 participants in the Plan. An award is not assignable or transferable by a participant other than by will or the laws of descent or, with the consent of the Committee, to a participant’s family members, trusts or partnerships.

Securities Subject to the Plan. The equity securities subject to awards under the Plan are ARLP’s common units. The number of common units with respect to which awards may be granted under the Plan, as amended by the Sixth Amendment, may not exceed 15,500,000, subject to certain adjustments, as provided below under “Changes in Common Units.” If an award is forfeited, terminates, or is cancelled without the full number of common units being issued to the participant or the award is paid in cash, then the common units subject to such award, to the extent of such forfeiture, termination, cancellation or payment in cash, will come back into the Plan pool and thus available for subsequent award under the Plan. Common units deliverable upon exercise of options or the vesting of restricted units may be units acquired in the open market or authorized but previously unissued common units. As of October 11, 2022, NASDAQ reported the closing price of a common unit at $23.09.

Options. Each option granted under the Plan will be evidenced by an option agreement in such form as the Committee prescribes, which sets forth the terms of the option. The Committee shall determine the terms and conditions of any options granted, including the number of units covered by any option, the conditions and limitations applicable to exercise of the option, and the option price. The Plan provides that the option price per common unit may be more or less than the fair market value of a common unit on the date of the option grant. No optionee will have any rights of a unitholder with respect to any common units covered by an option until the optionee has exercised the option, paid the option purchase price, satisfied any applicable withholding taxes, and been issued such common units.

Restricted Units. A restricted unit is a notional or phantom unit of the Partnership. Restricted units will vest at the end of a period of time as specified by the Committee in the award agreement, and which may be based on the participant’s service and may also be based on the achievement of performance targets established by the Committee for that period. If a grantee’s employment is terminated for any reason prior to the vesting of his or her restricted units, those restricted units will be automatically forfeited, unless the Committee, in its sole discretion, determines or provides otherwise in the award agreement, such as vesting on a termination due to death or disability. The number of common units actually distributed upon satisfaction of the applicable vesting requirements may be reduced to satisfy the employer’s income tax withholding requirements based upon the fair market value of the common units as of the date of such distribution. Awards of restricted units may include, in the Committee’s discretion, a contingent right to receive distributions (“DERs”) in an amount equal to the cash distributions the Partnership makes to unitholders during the vesting period of the restricted unit. DERs may be paid directly to the participant in cash or in common units, may be credited to a bookkeeping account with or without interest and subject to the vesting terms of the tandem restricted unit, or be subject to other restrictions determined by the Committee.

Cash Awards. The Plan was amended on December 10, 2020 to provide for the grant of cash awards. A cash award may be granted on a free-standing basis or as an element of, or supplemental to, or in lieu of any other award under the Plan. A cash award may be based upon the price or value of our common units but will be settled solely in the form of cash; therefore, a cash award will not impact the number of common units available for issuance pursuant to the Plan.

Changes in Common Units. If the Committee determines that any transaction involving the common units (including a stock split) affects the common units such that it is appropriate, in order to prevent dilution or enlargement of the benefits intended under the Plan, to make adjustments in the maximum number of common units available for or subject to awards under the Plan, it shall make such adjustments as it deems equitable. The adjustments, if any, determined by the Committee will be final, binding and conclusive.

Change in Control. Upon a change in control, each award outstanding under the Plan will automatically become fully exercisable or vested, as the case may be, upon such event. The Plan, as amended by the Sixth Amendment, defines a change in control as one of the following: (1) any sale, lease, exchange or other transfer of all or substantially all of our assets to any person other than to an entity through which Mr. Craft, directly or indirectly, retains control over the business of the Partnership or any successor entity; (2) the consolidation or merger of ARLP with or into another person pursuant to a transaction in which the outstanding voting interests of ARLP are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting interests of ARLP are changed into or exchanged for voting stock or interests of the surviving entity or its parent, (b) the holders of the voting interests of ARLP immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving entity or its parent immediately after such transaction and (c) Mr. Craft, directly or indirectly, retains control over the business of the Partnership or any successor entity; or (3) a person or group being or becoming the beneficial owner of more than 50% of all voting interests of ARLP then outstanding, other than (a) a merger or consolidation which would not constitute a Change in Control under (2) above or (b) any transaction in which Mr. Craft, directly or indirectly, retains control over the business of the Partnership or any successor entity. Notwithstanding the definition summarized above, with respect to any Plan award that is subject to Section 409A of the Code, a change in control must also meet the definition of a change in control pursuant to the rules and regulations of Section 409A of the Code.

Sale or Disposition of Significant Assets. In the event ARLP sells or disposes of a significant portion of its assets and as a result a participant’s employment is terminated without Cause (as defined in the Plan) or by the participant for a Good Reason (as defined in the Plan), or the participant is no longer employed by an affiliate of ARLP, the participant’s outstanding awards shall automatically vest in full.

Amendment and Termination. Subject to applicable laws, the Committee has the power and authority to terminate or amend the Plan. However, no such termination or amendment may materially adversely affect the rights of a participant with respect to outstanding awards under the Plan unless the participant consents to such amendment or modification. Under NASDAQ rules, the Committee may not amend the Plan without the approval of the unitholders if such amendment would (i) materially increase the maximum number of common units issuable thereunder (except for certain adjustments in the event of changes in the Partnership’s capital structure as described generally above), (ii) materially modify the eligibility requirements for the grant of awards under the Plan, or (iii) materially increase the benefits accruing to participants under in the Plan.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to participants arising from participation in the Plan, as amended. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Options granted under the Plan are non-statutory options under the Code. There are no federal income tax consequences to optionees, ARLP or its affiliates upon the grant of an option under the Plan. Generally, upon the exercise of options, optionees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common units at the time of exercise over the purchase price of the option. Special rules apply to options that do not comply with Section 409A of the Code, such as nonqualified stock options with an exercise price less than the fair market value of common units on the date of grant. The Committee does not intend to grant options that do not comply with Code Section 409A. Alliance Coal generally will be entitled to a corresponding federal income tax deduction at the same time that income is recognized by the participant.

Upon vesting and payment of a restricted unit, the participant will receive compensation income equal to the amount of cash received or, if paid in common units, equal to the then fair market value of a common unit. DERs will also be taxable compensation to the participant when paid to the participant. Alliance Coal generally will be entitled to a corresponding federal income tax deduction at the same time.

Upon the sale of common units acquired under the Plan, a participant generally will have gain or loss (which may consist of both ordinary and capital gain and loss elements depending upon ARLP’s taxable income and loss during the period in which the common units were held). The participant’s adjusted tax basis in the common units will be the amount of ordinary income recognized by the participant at the time of exercise of the option or vesting of the restricted unit, adjusted for subsequent ARLP gains or losses and distributions.

Upon vesting and payment of a cash award, the participant will receive compensation income equal to the amount of cash received. Alliance Coal generally will be entitled to a corresponding federal income tax deduction at the same time that income is recognized by the participant.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above.

Awards Granted Under the Plan

Currently, the outstanding unvested Plan awards exceed the common units available for issuance under the Plan by 543,303 common units. We expect common units coming back into the Plan pool upon any forfeitures of awards and upon settlement of a portion of the outstanding awards in cash to satisfy tax withholding obligations, as provided in the Plan, could provide sufficient common units to fulfill all outstanding awards. However, there are not sufficient common units available to satisfy our need to make further awards under the Plan. If the Sixth Amendment is approved, the total number of common units available for awards will be increased from 7,200,000 to 15,500,000, and increase the number of common units available for satisfaction of outstanding unvested awards and future awards to 11,456,960.

New Plan Benefits

Because awards under the Plan are discretionary, it is not possible at present to accurately predict the number of awards or the persons to whom awards will be made in the future under the Plan. The most recently granted awards, which are subject to vesting in 2025, include approximately 694,411 common units and approximately 86 participants.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2021 with respect to existing compensation plans under which the Partnership’s equity securities are authorized for issuance. More recent numbers, calculated as of September 30, 2022, are reflected within the footnotes to the table, but SEC rules require that we show the table as of the last date of our most recent fiscal year.

Plan Category	Number of units to be issued upon exercise/vesting of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of units remaining available for future issuance under equity compensation plans
Equity compensation plans approved by unitholders:
Long-Term Incentive Plan	3,130,475	(1)	N/A	26,485	(2)
Equity compensation plans not approved by unitholders:
Supplemental Executive Retirement Plan	646,974		N/A	N/A
Directors’ Deferred Compensation	21,724		N/A	N/A

(1)	The number for this column as of September 30, 2022 would be 3,700,263. This number is subject to reduction by cash settlement for tax withholdings and by any forfeitures.
(2)	The number for this column as of September 30, 2022 would be (543,303). We expect units coming back into the Plan pool due to cash settlements for tax withholdings should provide sufficient units to fulfill outstanding awards.

THE CONSENT SOLICITATION

Voting Securities, Record Date and Outstanding Common Units

This Solicitation is being made pursuant to the provisions of Section 13.11 of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”) and is subject to the conditions in this Consent Solicitation Statement and the accompanying form of consent. No meeting of our unitholders is contemplated to be held for the purpose of considering the Sixth Amendment. Only record holders of common units at the close of business on the Record Date will be taken into account for the purpose of determining whether the requisite approval of the Sixth Amendment has been obtained. Each unitholder entitled to vote has one vote for each unit outstanding in such unitholder’s name as of the close of business on the Record Date.

On the Record Date, there were a total of 127,195,219 common units outstanding.

Consent and Revocation of Consent

MGP will accept forms of consent at any time before 5:00 p.m., Eastern Standard Time, on the Expiration Date, which is November 15, 2022. The enclosed form of consent, when properly completed and returned, will constitute a unitholder’s consent, or the withholding of consent, to the approval of the Sixth Amendment in accordance with the instructions contained therein. If a unitholder executes and returns a form of consent and does not specify otherwise, the common units represented by such form of consent will be voted “for” approval of the Sixth Amendment in accordance with the recommendation of MGP.

A unitholder who has executed and returned a form of consent may revoke it at any time before 5:00 p.m., Eastern Standard Time, on the Expiration Date by (i) executing and returning a form of consent bearing a later date, or (ii) filing written notice of such revocation with the Secretary of MGP stating that the form of consent is revoked. Any such written notice or later dated form of consent should be sent to the principal executive offices of the Partnership at 1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119, Attention: R. Eberley Davis, Senior Vice President, General Counsel and Secretary.

Required Vote

The Sixth Amendment requires the approval of holders of a majority of our outstanding common units as of the close of business on the Record Date.

Because the approval of holders of a majority of our outstanding common units is required to approve the Sixth Amendment, not returning the form of consent, abstaining or, for common units held in “street name,” not instructing brokers to return the form of consent (a “broker non-vote”), will have the same effect as a vote against the Sixth Amendment.

MGP’s executive officers, directors and affiliates beneficially owned 21,355,655 common units as of the Record Date (approximately 16.8 percent of our outstanding common units), and each executive officer and director of MGP who holds common units has advised MGP that he or she intends to consent, as to the common units he or she owns, to the Sixth Amendment. Therefore, in addition to the common units held by MGP’s executive officers, directors and affiliates, the consent of holders of approximately an additional 42,242,000 common units is required in order to reach a majority approval of the Sixth Amendment. For further information concerning the ownership of common units by MGP’s affiliates, executive officers and directors, see “Security Ownership of Certain Beneficial Owners and Management” on page 29.

Solicitation of Consents

The cost of the Solicitation will be borne by the Partnership. We have retained Okapi Partners LLC, a proxy solicitation firm, to assist with the solicitation of consents to the Sixth Amendment for a fee of $15,000 plus expenses.  We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding solicitation material to the beneficial owners of our units. In addition, consents may be solicited by directors, officers and other employees of MGP, who will receive no additional compensation therefore.

Notice to Unitholders

MGP will notify unitholders of the results of this Solicitation promptly after the Expiration Date.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the matter to be voted on in this Solicitation.

Householding Matters

Unitholders who share a single address will receive only one copy of this Consent Solicitation Statement at that address unless we have received instructions to the contrary from any unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a unitholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future proxy statements (as applicable), he or she may contact us at (918) 295-7673 or write to Alliance Resource Partners, LP, 1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119, Attention: Brian L. Cantrell. We will deliver separate copies of this Consent Solicitation Statement promptly upon oral or written request. If you are a unitholder of record receiving multiple copies of our Consent Solicitation Statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other nominee, you can request additional copies of this Consent Solicitation Statement or request householding by contacting the holder of record.

Your consent is important, regardless of the number of common units you own. Accordingly, please complete, sign and return your consent promptly.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS

IN THE SIXTH AMENDMENT

Executive officers of MGP and its affiliates will be eligible to receive awards under the terms of the Plan. Accordingly, the executive officers of MGP have a substantial interest in the passage of the Sixth Amendment. Currently there are no determinable awards to be made to the executive officers under the Plan.

EXECUTIVE COMPENSATION

In connection with our solicitation of your consent to implement the Sixth Amendment, Securities and Exchange Commission (the “Commission”) rules require us to provide executive compensation information for our most recently completed fiscal year similar to the information we provide annually in our Annual Report on Form 10-K. Because the year ended December 31, 2021 is our most recently completed fiscal year, the Executive Compensation section of this Consent Solicitation Statement substantially mirrors the Executive Compensation section set forth in our Annual Report on Form 10-K as filed with the Commission on February 25, 2022. All references to the “LTIP” below are references to the Plan.

Compensation Discussion and Analysis

Introduction

The Committee oversees the compensation of our general partner’s executive officers, including the Chairman, President and Chief Executive Officer, our principal executive officer, the Senior Vice President and Chief Financial Officer, our principal financial officer, and the three most highly compensated executive officers in 2021, each of whom is named in the Summary Compensation Table (collectively, our “Named Executive Officers”). Our Named Executive Officers are employees of Alliance Coal.

Compensation Objectives and Philosophy

The compensation of our Named Executive Officers is designed to achieve three key objectives: (i) provide a competitive compensation opportunity to allow us to recruit and retain key management talent, (ii) align executive officers’ interests with unitholder interests and (iii) motivate and reward the executive officers for creating sustainable, capital-efficient growth in available cash to maximize unitholder returns. In making decisions regarding executive compensation, the Committee reviews current compensation levels of other companies in the coal industry and other peers, considers the Chairman, President and CEO’s assessment of each of the other executives, and uses its discretion to determine an appropriate total compensation package of base salary and short-term and long-term incentives. The Committee intends for each executive officer’s total compensation to be competitive in the marketplace and to effectively motivate the officer. Based upon its review of our overall executive compensation program, the Committee believes the program is appropriately applied to our general partner’s executive officers and is necessary to attract and retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance unitholder value. Moreover, the Committee believes the total compensation opportunities provided to our general partner’s executive officers create alignment with our long-term interests and those of our unitholders. As a result, we do not maintain unit ownership requirements for our Named Executive Officers.

Setting Executive Compensation

We have not historically maintained employment agreements with any of our Named Executive Officers. We provided an employment letter to our Senior Vice President, Mr. Tholen (the “Tholen Employment Letter”), in connection with his hiring in December 2019 setting forth the terms of his employment, which we determined were necessary to successfully hire Mr. Tholen and in the best interests of the Company. Mr. Tholen also serves as the President of Alliance Minerals, LLC, an indirect wholly-owned subsidiary of ARLP. The Tholen Employment Letter provides for, among other things, (i) an initial annual base salary of $500,000, (ii) an award in 2019 under the LTIP having value on the grant date of $1 million and (iii) a one-time signing bonus of $1.5 million, which was paid in three cash installments of $500,000 each in December 2019, 2020 and 2021, subject to Mr. Tholen’s continued employment through such dates. The Tholen Employment Letter also provides that if Mr. Tholen’s employment is involuntarily terminated on or before December 31, 2022, other than for Good Cause (as defined in the Tholen Employment Letter), Mr. Tholen will receive a severance payment in an amount equal to (a) two times Mr. Tholen’s then-effective annual base salary plus (b) two times the then-effective standard payout for Mr. Tholen under the short-term incentive plan (“STIP”), which amount shall be paid at the time of Mr. Tholen’s termination of employment. The foregoing description of the Tholen Employment Letter does not purport to be complete and is qualified in its entirety by reference to the full and complete text of the Tholen Employment

Letter, which is filed as an exhibit to our Annual Report on Form 10-K, filed with the Commission on February 25, 2022 and as amended by an Amendment No. 1 filed on August 26, 2022.

Role of the Committee

The Committee discharges the Board’s responsibilities relating to our general partner’s executive compensation program. The Committee oversees our compensation and benefit plans and policies, administers our incentive bonus and equity participation plans, and reviews and approves annually all compensation decisions relating to our Named Executive Officers. The Committee is empowered by the Board and by the Committee’s charter to make all decisions regarding compensation for our Named Executive Officers without ratification or other action by the Board. The Committee has authority to secure services for executive compensation matters, legal advice, or other expert services, both from within and outside the company. While the Committee is empowered to delegate all or a portion of its duties to a subcommittee, it has not done so.

The Committee comprises all of our directors who have been determined to be “independent” by the Board in accordance with applicable NASDAQ Stock Market, LLC and SEC regulations, presently Messrs. Robinson, Carter, Druten and Torrence.

Role of Executive Officers

Each year, the Chairman, President and CEO submits recommendations to the Committee for adjustments to the salary, bonuses and long-term equity incentive awards payable to our Named Executive Officers, excluding himself. The Chairman, President and CEO bases his recommendations on his assessment of each executive’s performance, experience, demonstrated leadership, job knowledge and management skills. The Committee considers the recommendations of the Chairman, President and CEO as one factor in making compensation decisions regarding our Named Executive Officers. Historically, and in 2021, the Committee and the Chairman, President and CEO have been substantially aligned on decisions regarding compensation of the Named Executive Officers. As executive officers are promoted or hired during the year, the Chairman, President and CEO makes compensation recommendations to the Committee and works closely with the Committee to ensure that all compensation arrangements for executive officers are consistent with our compensation philosophy and are approved by the Committee. At the direction of the Committee, the Chairman, President and CEO and the Senior Vice President, General Counsel and Secretary attend certain meetings of the Committee.

Use of Peer Group Comparisons

The Committee believes that it is important to review and compare our performance with that of peer companies in the coal industry, and reviews the composition of the peer group annually. The peer group for 2021 included Alpha Metallurgical Resources, Inc., Arch Resources, Inc., Consol Energy, Inc., Natural Resource Partners L.P., Peabody Energy Corporation and Warrior Met Coal, Inc. In assessing the competitiveness of our executive compensation program for 2021, the Committee, with the assistance of the Chairman, President and CEO, collected and analyzed peer group proxy information and developed a comparative analysis of base salaries, short-term incentives, total cash compensation, long-term incentives and total compensation. The Committee uses the peer group data as a point of reference for comparative purposes, but it is not the determinative factor for the compensation of our Named Executive Officers. The Committee exercises discretion in determining the nature and extent of the use of comparative pay data.

Consideration of Equity Ownership and CEO Compensation

Mr. Craft, the Chairman, President and CEO, is evaluated and treated differently with respect to compensation than our other Named Executive Officers. Mr. Craft and related entities own significant equity positions in ARLP and Mr. Craft indirectly owns our general partner. Because of these ownership positions, the interests of Mr. Craft are directly aligned with those of our unitholders. Mr. Craft has not received an increase in base salary since 2002, has not received a bonus under our STIP since 2005 and did not receive any grants of LTIP awards from 2005 through 2015. On January 22, 2016, the Committee approved an LTIP award for Mr. Craft that vested on January 1, 2019. Mr. Craft has not received any subsequent LTIP awards. Beginning in February 2016, at Mr. Craft’s request, his annual base salary was reduced to $1.

Compensation Components

Overview

The principal components of compensation for our Named Executive Officers include:

●	base salary;
●	annual cash incentive bonus awards under the STIP; and
●	awards of restricted common units under the LTIP.

The relative amount of each component is not based on any formula, but rather is based on the recommendation of the Chairman, President and CEO, subject to the discretion of the Committee to make any modifications it deems appropriate.

Each of our Named Executive Officers (including Mr. Craft) also receives supplemental retirement benefits through the Supplemental Executive Retirement Plan (“SERP”). In addition, all executive officers are entitled to customary benefits available to our employees generally, including group medical, dental, and life insurance and participation in our profit sharing and savings plan (“PSSP”). Our PSSP is a defined contribution plan and includes an employer matching contribution of 75% on the first 3% of eligible compensation contributed by the employee, an employer non-matching contribution of 0.75% of eligible compensation, and an employer supplemental contribution of 5% of eligible compensation. The PSSP provides an additional means of attracting and retaining qualified employees by providing tax-advantaged opportunities for employees to save for retirement.

Base Salary

When reviewing base salaries, the Committee’s policy is to consider the individual’s experience, tenure and performance, the individual’s level of responsibility, the position’s complexity and its importance to us in relation to other executive positions, our financial performance, and competitive pay practices. The Committee also considers comparative compensation data of companies in our peer group and the recommendation of the Chairman, President and CEO of our general partner. Base salaries are reviewed annually to ensure continuing consistency with market levels, and adjustments to base salaries are made as needed to reflect movement in the competitive market as well as individual performance. None of our Named Executive Officers received an increase in salary in 2021.

Annual Cash Incentive Bonus Awards

The STIP is designed to assist us in attracting, retaining and motivating qualified personnel by rewarding management, including our Named Executive Officers, and selected other salaried employees with cash awards for our achievement of an annual financial performance target. The annual performance target is recommended by the Chairman, President and CEO and approved by the Committee, typically in January of each year. The performance measure is subject to equitable adjustment in the sole discretion of the Committee to reflect the occurrence of any significant events during the year.

The performance target historically has been EBITDA-based, with items added or removed from the EBITDA calculation to ensure that the performance target reflects the operating results of our core businesses. (EBITDA is defined as net income of ARLP before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest.) The aggregate cash available for awards under the STIP each year is dependent on our actual financial results for the year compared to the annual performance target, and it increases in relationship to our EBITDA, as adjusted, exceeding the minimum threshold. Our STIP Guidelines provide that achieving the minimum threshold is the minimum acceptable result for a performance pay-out to occur under the STIP, although the Committee may determine satisfactory results and adjust the size of the pay-out pool in its sole discretion. In 2021, the Committee approved a minimum financial performance target of $371.1 million in EBITDA from current operations, normalized by excluding any charges for unit-based and directors’ compensation. For 2021, we exceeded the minimum performance target.

Individual awards to our Named Executive Officers each year are determined by and in the discretion of the Committee. However, the Committee does not establish individual target payout amounts for the Named Executive Officers’ STIP awards. As it does when reviewing base salaries, in determining individual awards under the STIP, the Committee considers its assessment of the individual’s performance, our financial performance, comparative compensation data of companies in our peer group and the recommendation of the Chairman, President and CEO, although EBITDA-based performance targets described above are given significant weight. The compensation expense associated with STIP awards is recognized in the year earned, with the cash awards generally payable in the first quarter of the following calendar year. Termination of employment of an executive officer for any reason prior to payment of a cash award will result in forfeiture of any right to the award, unless and to the extent waived by the Committee in its discretion.

The performance measure for the STIP in 2022 will be EBITDA for current operations, excluding charges for unit-based and directors’ compensation. As discussed above, the Committee may, in its discretion, make equitable adjustments to the performance criteria under the STIP and adjust the amount of the aggregate pay-out. The Committee believes the STIP performance criteria for 2022 will be reasonably difficult to achieve and therefore support our key compensation objectives discussed above.

The Committee maintains discretion to grant cash bonus awards outside of the STIP to address special situations.

Equity Awards under the LTIP

Equity compensation pursuant to the LTIP is a key component of our executive compensation program. Our LTIP is sponsored by Alliance Coal. Under the LTIP, grants may be made of either (a) restricted units, (b) options to purchase common units (although to date, no grants of options have been made) or c) cash awards. The Committee has authority to determine the participants to whom restricted units are granted, the number of restricted units to be granted to each such participant, and the conditions under which the restricted units may become vested, including the duration of any vesting period. Annual grant levels for designated participants (including our Named Executive Officers) are recommended by our general partner’s Chairman, President and CEO, subject to review and approval by the Committee. Grant levels are intended to support the objectives of the comprehensive compensation package described above. The LTIP grants provide our Named Executive Officers with the opportunity to achieve a meaningful ownership stake in the Partnership, thereby assuring that their interests are aligned with our success. Even though Mr. Craft was not granted an award under the LTIP from 2005 through 2021 with the exception of one grant in 2016, the Committee believes Mr. Craft’s interests are directly aligned with the interests of our unitholders as a result of his ownership positions. There is no formula for determining the size of awards to any individual recipient and, as it does when reviewing base salaries and individual STIP payments, the Committee considers its assessment of the individual’s performance, our financial performance, compensation levels at peer companies in the coal industry and the recommendation of the Chairman, President and CEO. Amounts realized from prior grants, including amounts realized due to changes in the value of our common units, are not considered in setting grant levels or other compensation for our Named Executive Officers.

Restricted Units. Restricted units granted under the LTIP are “phantom” or notional units that upon vesting entitle the participant to receive an ARLP common unit. Restricted units granted under the LTIP vest at the end of a stated period from the grant date, provided we achieve an aggregate performance target for that period. However, if a grantee’s employment is terminated for any reason prior to the vesting of any restricted units, those restricted units will be automatically forfeited, unless the Committee, in its sole discretion, determines otherwise. The number of units actually distributed upon satisfaction of the applicable vesting requirements is reduced to cover the income tax withholding requirement for each individual participant based upon the fair market value of the common units as of the date of distribution. At the Committee’s discretion, grants of restricted units under the LTIP may include the contingent right to receive quarterly distributions in an amount equal to the cash distributions we make to unitholders during the vesting period (“DERs”). DERs are payable, in the discretion of the Committee, either in cash, common units or in the form of additional Restricted Units credited to a book keeping account subject to the same vesting restrictions as the tandem award.

The performance target applicable to restricted unit awards under the LTIP is based on a normalized EBITDA measure, with that measure typically being similar to the STIP measure for the year of the grant. The target, however, requires achieving an aggregate performance level for the vesting period. We typically issue grants under the LTIP at the beginning of each year, with the exceptions of new employees who begin employment with us at some other time and job promotions that may occur at some other time, although grants for 2021 were not made until April, 2021. The compensation expense associated with LTIP grants is recognized over the vesting period in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation.

Our general partner’s policy is to grant restricted units pursuant to the LTIP to serve as a means of incentive compensation for performance. Therefore, no consideration will be payable by the LTIP participants upon receipt of the common units. Common units to be delivered upon the vesting of restricted units may be common units we already own, common units we acquire in the open market or from any other person, newly issued common units, or any combination of the foregoing. If we issue new common units upon payment of the restricted units instead of purchasing them, the total number of common units outstanding will increase.

The LTIP provides the Committee with discretion to determine the conditions for vesting (as well as all other terms and conditions) associated with any award under the plan, and to amend any of those conditions so long as an amendment does not materially reduce the benefit to the participant. The Committee believes the performance-related vesting conditions of all outstanding awards under the LTIP will be reasonably difficult to satisfy and therefore support our key compensation objectives discussed above.

Grants for 2021 under the LTIP, made April 22, 2021, will cliff vest on January 1, 2024, provided we achieve a target level of aggregate EBITDA for current operations, excluding any charges for unit-based and directors’ compensation, for the period January 1, 2021 through December 31, 2023. Regardless of achieving the EBITDA target, the 2021 grants have a minimum value guarantee of either $2.53 or $3.79 per unit. Grants for 2022 under the LTIP, made January 26, 2022, will cliff vest on January 1, 2025, provided we achieve a target level of aggregate EBITDA for current operations, excluding any charges for unit-based and directors’ compensation, for the period January 1, 2022 through December 31, 2024. Regardless of achieving the EBITDA target, the 2022 grants have a minimum value guarantee of either $9.62 or $6.41 per unit. The LTIP provides the Committee with discretion to determine the conditions for vesting (as well as all other terms and conditions) associated with any award under the plan, and to amend any of those conditions so long as an amendment does not materially reduce the benefit to the participant. The Committee believes the performance-related vesting conditions of all outstanding awards under the LTIP will be reasonably difficult to satisfy and therefore support our key compensation objectives discussed above.

Unit Options. We have not made any grants of unit options. The Committee, in the future, may decide to make unit option grants to employees and directors on terms determined by the Committee.

Grant Timing. The Committee does not time, nor has the Committee in the past timed, the grant of LTIP awards in coordination with the release of material non-public information. Instead, LTIP awards are granted only at the time or times dictated by our normal compensation process as developed by the Committee.

Effect of a Change in Control. Upon a “change in control” as defined in the LTIP, all awards outstanding under the LTIP will automatically vest and become payable or exercisable, as the case may be, in full. Please see “Executive Compensation—Executive Compensation—Potential Payments Upon a Termination or Change of Control.”

Amendments and Termination. The Board or the Committee may, in its discretion, terminate the LTIP at any time with respect to any common units for which a grant has not previously been made. Except as required by the rules of the exchange on which the common units may be listed at that time, the Board or the Committee may alter or amend the LTIP in any manner from time to time; provided, however, that no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the affected participant. In addition, the Board or the Committee may, in its discretion, establish such additional compensation and incentive arrangements as it deems appropriate to motivate and reward our employees.

Supplemental Executive Retirement Plan

We maintain the SERP to help attract and motivate key employees, including our Named Executive Officers. The SERP is sponsored by Alliance Coal. Participation in the SERP aligns the interest of each Named Executive Officer with the interests of our unitholders because all allocations made to participants under the SERP are made in the form of notional common units of ARLP, defined in the SERP as “phantom units.” The Committee approves the SERP participants and their percentage allocations, and can amend or terminate the SERP at any time. All of our Named Executive Officers currently participate in the SERP.

Under the terms of the SERP, a participant is entitled to receive on December 31 of each year an allocation of phantom units having a fair market value equal to his or her percentage allocation multiplied by the sum of the participant’s base salary and cash bonus received that year, then reduced by any supplemental contribution that was made to our defined contribution PSSP for the participant that year. A participant’s cumulative notional phantom unit account balance earns the equivalent of common unit distributions, which are added to the notional account balance in the form of additional phantom units. All amounts granted under the SERP vest immediately and are paid out upon the participant’s termination from employment in ARLP common units equal to the number of phantom units then credited to the participant’s account, less the number of units required to satisfy our tax withholding obligations. A participant in the SERP is not entitled to an allocation for the year in which his termination from employment occurs, except as described below.

A participant in the SERP, including any of our Named Executive Officers, is entitled to receive an allocation under the SERP for the year in which his employment is terminated only if such termination results from one of the following events:

(1)	the participant’s employment is terminated other than for “cause”;
(2)	the participant terminates employment for “good reason”;
(3)	a change of control of us or our general partner occurs and, as a result, the participant’s employment is terminated (whether voluntary or involuntary);
(4)	death of the participant;
(5)	the participant attains (or has attained) retirement age of 65 years; or
(6)	the participant incurs a total and permanent disability, which shall be deemed to occur if the participant is eligible to receive benefits under the terms of the long-term disability program we maintain.

This allocation for the year in which a participant’s termination occurs shall equal the participant’s eligible compensation for such year (including any severance amount, if applicable) multiplied by his percentage allocation under the SERP, reduced by any supplemental contribution that was made to our defined contribution PSSP for the participant that year.

Other Compensation-Related Matters

Securities Trading Policy; Prohibitions on Hedging and Trading in Derivatives

To ensure alignment of the interests of our unitholders with our directors and all officers, including Named Executive Officers, the general partner’s Securities Trading Policy prohibits any employee, officer, or director of the Partnership or any of its subsidiaries from engaging in trading involving (1) options or other derivative securities relating to ARLP units; (2) debt securities of ARLP or its affiliates; (3) hedging transactions involving ARLP securities; or (4) purchases of ARLP units on margin.

Tax Deductibility of Compensation

The deduction limitations imposed under Section 162(m) of the Internal Revenue Code do not apply to compensation paid to our Named Executive Officers because we are a limited partnership and not a “corporation” within the meaning of Section 162(m).

Perquisites and Personal Benefits

The Partnership provides a limited amount of perquisites and personal benefits to the Named Executive Officers in keeping with the Committee’s objectives to provide competitive compensation to motivate and reward executive officers for creating sustainable, capital-efficient growth in available cash. These perquisites and personal benefits typically include amounts for items such as tax preparation fees and annual physical medical exams, and are reviewed annually by the Committee.

Committee Report

The Committee has submitted the following report for inclusion in this Consent Solicitation Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Consent Solicitation Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Consent Solicitation Statement.

The foregoing report is provided by the following directors, who constitute all the members of the Committee:

Members of the Committee:

John H. Robinson, Chairman
Nick Carter
Robert J. Druten
Wilson M. Torrence

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, that incorporate future filings, in whole or in part, the foregoing Committee Report shall not be deemed to be filed with the Commission or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

Summary Compensation Table for 2021

			Bonus	Unit Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Principal Position	Year	Salary	(1)	(2)(3)	(4)	(5)	Total
Joseph W. Craft III	2021	$1	$—	$—	$—	$—	$1
President, Chief Executive	2020	1	—	—	—	—	1
Officer and Chairman	2019	1	—	—	—	12,962	12,963

Brian L. Cantrell,	2021	309,846	—	567,182	250,000	30,443	1,157,471
Senior Vice President and	2020	309,846	289,513	756,965	—	181,843	1,538,167
Chief Financial Officer	2019	299,846	—	529,161	213,000	66,612	1,108,619

R. Eberley Davis	2021	351,635	—	722,394	365,000	41,768	1,480,797
Senior Vice President,	2020	351,635	377,249	964,133	—	248,531	1,941,548
General Counsel and Secretary	2019	341,154	—	673,993	274,000	86,768	1,375,915

Kirk D. Tholen	2021	509,615	500,000	1,194,061	540,000	152,688	2,896,364
Senior Vice President; also	2020	500,000	500,000	862,779	500,000	421,764	2,784,543
President Alliance Minerals, LLC	2019	—	500,000	1,016,237	83,000	69,978	1,669,215

Thomas M. Wynne	2021	411,769	—	835,818	400,000	43,588	1,691,175
Senior Vice President and	2020	411,769	391,899	1,114,122	—	267,645	2,185,435
Chief Operating Officer	2019	398,231	—	774,261	280,000	80,287	1,532,779

(1)The amounts for Messrs. Cantrell, Davis and Wynne represent cash bonuses paid in December 2020. The amounts for Mr. Tholen represent the three installments of his signing bonus. Please see “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation” for a description of the terms of Mr. Tholen’s employment.

(2)Restricted units granted in February 2020 were determined to be improbable of vesting and amended during the fourth quarter of 2020 for all LTIP participants other than Mr. Tholen, including Messrs. Cantrell, Davis and Wynne. The amendments modified the performance vesting requirement and granted additional restricted units. The modified performance vesting requirement makes it probable the awards will vest. As a result, the amounts for 2020 for Messrs. Cantrell, Davis, and Wynne include $409,822, $521,981 and $603,944, respectively, representing the grant date fair value of the restricted units when originally granted in February 2020, and $213,857, $272,385 and $315,156, respectively, representing the fair value of the same restricted units at the date of modification in December 2020. The fair value of the modified awards was calculated by taking the fair value of the modified awards at the date of modification minus the fair value of the original awards immediately prior to modification. Since the original awards granted in February 2020 were determined to be improbable of vesting, the fair value of the original awards immediately prior to modification was zero. The 2020 amounts also include the grant date fair value of the additional restricted units granted in December 2020. The grants include a minimum value guarantee. For Mr. Tholen, the 2020 amount represents the grant date fair value of the restricted units when originally granted in February 2020. The restricted units granted to Mr. Tholen in February 2020 (as well as the restricted units granted to him in 2019) were cancelled in December 2020 and replaced with a cash service award that is payable one-half in February 2022 and one-half in February 2023. Mr. Craft did not receive any grants under the LTIP during 2020.

(3)

Other than the restricted units which were modified in December 2020 and discussed in footnote (2) above, the Unit Awards represent the aggregate grant date fair value of restricted units granted pursuant to FASB ASC 718, using the same assumptions as used for financial reporting purposes and which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2021 under “Item 8. Financial Statements and Supplementary Data—Note 17—Common Unit-Based Compensation Plans,” to each Named Executive Officer under the LTIP in the respective year. The restricted units that were granted in 2018 were settled in cash at $4.99 per unit in December 2020. The cash settlement is included in “All Other Compensation” in 2020. The restricted units that were granted in 2019 were cancelled in December 2020 since it was determined that the vesting requirements for these restricted units were not probable of being satisfied. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Program Components—Equity Awards under the LTIP” for a description of the terms of the awards.

(4)

Amounts represent the STIP bonus earned for the respective year. STIP payments typically are made in the first quarter of the year following the year in which they are earned, however the STIP payment to Mr. Tholen in 2020 was made in December 2020. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Program Components—Annual Cash Incentive Bonus Awards.”

(5)

For all Named Executive Officers, the amounts represent the sum of the (a) SERP phantom unit contributions valued at the market closing price of our common units on the date the phantom unit was granted, (b) profit sharing savings plan employer contribution and (c) perquisites in excess of $10,000. In addition, the amounts for 2020 include cash settlement in December 2020 of restricted units that were granted under the LTIP in 2018. A reconciliation of the 2021 amounts is as follows:

		Profit Sharing Plan
		Employer
	SERP	Contribution	Perquisites (a)	Total
Joseph W. Craft III	$—	$—	$—	$—

Brian L. Cantrell	7,243	23,200	—	30,443

R. Eberley Davis	18,568	23,200	—	41,768

Kirk D. Tholen	91,514	23,200	37,974	152,688

Thomas M. Wynne	20,388	23,200	—	43,588

(a)	For Mr. Tholen, perquisites and other personal benefits comprised of relocation related expenses of $37,834 and tax preparation fees of $140.

Grants of Plan-Based Awards Table

									All Other
			Estimated Future Payouts Under			Estimated Future Payouts Under			Unit	Grant Date
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Awards:	Fair Value
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number of	of Unit
Name	Grant Date	Approved Date	(3)	(4)	(3)	(5)	(6)	(5)	Units (7)	Awards (8)
Joseph W. Craft III	May 14, 2021	(1), (2)							4,785	29,284
	August 13, 2021	(1), (2)							3,636	29,633
	November 12, 2021	(1), (2)							5,062	55,125
									13,483	114,042

Brian L. Cantrell	April 27, 2021	April 27, 2021					94,060		—	567,182
	May 14, 2021	(1), (2)					—		688	4,211
	August 13, 2021	(1), (2)					—		523	4,262
	November 12, 2021	(1), (2)					—		728	7,928
	December 31, 2021	(2)					—		573	7,243
	January 27, 2021	January 19, 2022		250,000			—		—	—
				250,000			94,060		2,512	590,826

R. Eberley Davis	April 27, 2021	April 27, 2021					119,800		—	722,394
	May 14, 2021	(1), (2)					—		1,034	6,328
	August 13, 2021	(1), (2)					—		786	6,406
	November 12, 2021	(1), (2)					—		1,094	11,914
	December 31, 2021	(2)					—		1,469	18,568
	January 27, 2021	January 19, 2022		365,000			—		—	—
				365,000			119,800		4,383	765,610

Kirk D. Tholen	April 27, 2021	April 27, 2021					198,020		—	1,194,061
	May 14, 2021	(1), (2)					—		614	3,758
	August 13, 2021	(1), (2)					—		466	3,798
	November 12, 2021	(1), (2)					—		649	7,068
	December 31, 2021	(2)					—		7,240	91,514
	January 27, 2021	January 19, 2022		540,000			—		—	—
				540,000			198,020		8,969	1,300,199

Thomas M. Wynne	April 27, 2021	April 27, 2021					138,610		—	835,818
	May 14, 2021	(1), (2)					—		1,030	6,304
	August 13, 2021	(1), (2)					—		783	6,381
	November 12, 2021	(1), (2)					—		1,089	11,859
	December 31, 2021	(2)					—		1,613	20,388
	January 27, 2021	January 19, 2022		400,000			—		—	—
				400,000			138,610		4,515	$880,750

(1)In accordance with the provisions of the SERP, a participant’s cumulative notional phantom unit account balance earns the equivalent of common unit distributions when we pay a distribution to our common unitholders, which is added to the account balance in the form of phantom units.

(2)These contributions are made in accordance with the SERP plan document that has been approved by the Committee. Therefore, these contributions are not separately approved by the Committee.

(3)Awards under the STIP are subject to our achieving an annual financial performance target each year. However, determination of individual awards under the STIP is based upon an assessment of the Named Executive Officer’s performance, comparative compensation data of companies in our peer group and recommendation of the Chairman, President and CEO. The STIP does not specify any threshold or maximum payout amounts. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive Bonus Awards” for additional information regarding the STIP awards.

(4)

These amounts represent awards pursuant to our STIP. On January 27, 2021, the Committee set the EBITDA target amount for use in determining the total plan payout for 2021. The discretionary payout allocations to all participating employees is determined after the year is completed. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive Bonus Awards” for additional information regarding the STIP awards.

(5)

Grants of restricted units under our LTIP are generally not subject to minimum thresholds, targets or maximum payout conditions. However, the vesting of these grants is subject to the satisfaction of certain performance criteria. The grants include a minimum value guarantee. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Equity Awards under the LTIP.”

(6)

These awards are grants of restricted units pursuant to our LTIP. The grants include a minimum value guarantee. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Equity Awards under the LTIP.”

(7)

These awards are phantom units added to each Named Executive Officer’s SERP notional account balance. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Supplemental Executive Retirement Plan.”

(8)

We calculated the fair value of LTIP awards granted on April 27, 2021 to our Named Executive Officers using a value of $6.03 per unit, the closing unit price on the grant date. We calculated the fair value of SERP phantom unit awards using the market closing price on the date the phantom unit award was granted. Phantom units granted under the SERP vest on the date granted.

Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Cash Incentive Bonus Awards

Under the STIP, our Named Executive Officers are eligible for cash awards for our achieving an annual financial performance target. The annual performance target is recommended by the Chairman, President and CEO of our general partner and approved by the Committee, typically in January of each year. The performance target historically has been EBITDA-based, with items added or removed from the EBITDA calculation to ensure that the performance target reflects the pure operating results of our core business. (EBITDA is calculated as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.) The aggregate cash available for awards under the STIP each year is dependent on our actual financial results for the year compared to the annual performance target. The cash available generally increases in relationship to our EBITDA, as adjusted, exceeding the minimum financial performance target and is subject to adjustment by the Committee in its discretion. The Committee maintains discretion to grant cash bonus awards outside of the STIP to address special situations. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive Bonus Awards.”

Long Term Incentive Plan

Under the LTIP, grants may be made of either (a) restricted units, (b) options to purchase common units, although to date, no grants of options have been made, and (c) cash awards. Annual grant levels for designated participants (including our Named Executive Officers) are recommended by our general partner’s Chairman, President and CEO, subject to the review and approval of the Committee. Restricted units granted under the LTIP are “phantom” or notional units that upon vesting entitle the participant to receive an ARLP unit. Restricted units granted under the LTIP vest at the end of a stated period from the grant date (which is currently approximately three years for all outstanding restricted units), provided we achieve an aggregate performance target for that period. The performance target is based on a normalized EBITDA measure, with that measure typically being similar to the STIP measure for the year of the grant. The target, however, requires achieving an aggregate performance level for the three-year period. The grants include a minimum value guarantee. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Equity Awards under the LTIP.”

During the first quarter of 2020, it was determined the vesting performance requirement with respect to the restricted units granted under the LTIP on January 23, 2019 (the “2019 Grants”) was not probable of being satisfied, and previously recognized expense for the 2019 Grants was reversed. During the fourth quarter of 2020, it was determined the vesting performance requirement with respect to the restricted units granted under the LTIP on January 22, 2020 (the “2020 Grants”) was not probable of being satisfied, and previously recognized expense for the 2020 Grants was reversed. In December 2020, the 2019 Grants to all participants were cancelled, the 2020 Grant to Mr. Tholen was cancelled, and the

Committee approved amending the terms of the 2020 Grants to participants other than Mr. Tholen. The amendments to the 2020 Grants revised the vesting performance requirement and increased the number of restricted units granted under the amended 2020 Grants. The amended 2020 Grants will vest on January 1, 2023, subject to the satisfaction of the vesting requirements.

In addition, in 2020 the Committee approved new 2020 service-based vesting LTIP awards. These awards are denominated in cash and payable 75% in February 2022 and 25% in February 2023 for all participants other than Mr. Tholen. The restricted units granted to Mr. Tholen in February 2020 and in 2019 were cancelled in December 2020 and replaced with a service-based vesting award denominated in cash and payable one-half in February 2022 and one-half in February 2023. The only condition of these service-based vesting awards is that the participant remain employed at the time of payment.

As with the bonus awards above, these LTIP actions were taken by the Committee in recognition of the difficulty of managing our business through the unprecedented impacts of the COVID-19 pandemic and based on its determination that such actions were prudent and necessary to help retain and motivate our management team.

Supplemental Executive Retirement Plan

Under the terms of the SERP, participants are entitled to receive on December 31 of each year an allocation of phantom units having a fair market value equal to his or her percentage allocation multiplied by the sum of base salary and cash bonus received that year, then reduced by any supplemental contribution that was made to our defined contribution PSSP for the participant that year. A participant’s cumulative notional phantom unit account balance earns the equivalent of common unit distributions. The calculated distributions are added to the notional account balance in the form of additional phantom units. All amounts granted under the SERP vest immediately and are paid out upon the participant’s termination or death in ARLP common units equal to the number of phantom units then credited to the participant’s account, subject to reduction of the number of units distributed to cover withholding obligations. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Supplemental Executive Retirement Plan.”

Salary and Bonus in Proportion to Total Compensation

The following table shows the total of salary and bonus in proportion to total compensation from the Summary Compensation Table:

				Salary and
				Bonus as a % of
		Salary and	Total	Total
Name	Year	Bonus ($) (1)	Compensation ($)	Compensation (1)
Joseph W. Craft III	2021	$1	$1	100.0%

Brian L. Cantrell	2021	309,846	1,157,471	26.8%

R. Eberley Davis	2021	351,635	1,480,797	23.7%

Kirk D. Tholen	2021	1,009,615	2,896,364	34.9%

Thomas M. Wynne	2021	411,769	1,691,175	24.3%

(1)	Percentages were calculated using the base salary and discretionary bonus of the Named Executive Officers. The only discretionary bonus we provided in 2021 to our Named Executive Officers were to Mr. Tholen. Incentive awards paid pursuant to our STIP are deemed to be performance-based non-equity incentive compensation awards and are not included within the discretionary bonus amounts.

Outstanding Equity Awards at 2021 Fiscal Year End Table

Equity
	Equity	Incentive Plan
	Incentive Plan	Awards:
	Awards:	Market or
	Number of	Payout Value
	Unearned	of Unearned
	Units or Other	Units or
	Rights That	Other Rights
	Have Not	That Have
Name	Vested (1)	Not Vested (2)
Joseph W. Craft III	—	$—

Brian L. Cantrell	163,212	2,062,999

R. Eberley Davis	207,878	2,627,578

Kirk D. Tholen	198,020	2,502,973

Thomas M. Wynne	240,239	3,036,621

(1)	Amounts represent restricted units awarded under the LTIP that were not vested as of December 31, 2021. Subject to our achieving financial performance targets, these units will vest as follows:
	January 1,
Name	2023	2024
Joseph W. Craft III	—	—

Brian L. Cantrell	69,152	94,060

R. Eberley Davis	88,078	119,800

Kirk D. Tholen	—	198,020

Thomas M. Wynne	101,629	138,610

Please see “ Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Equity Awards under the LTIP.”  All grants of restricted units under the LTIP include the contingent right to receive quarterly cash distributions in an amount equal to the cash distributions we make to unitholders during the vesting period.

(2)	Stated values are based on $12.64 per unit, the closing price of our common units on December 31, 2021, the final market trading day of 2021.

Units Vested for 2021

Our Named Executive Officers did not have any restricted units granted under the LTIP that vested during 2021. For more information on the LTIP, please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Equity Awards under the LTIP.”

Nonqualified Deferred Compensation Table for 2021

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals in Last Fiscal Year ($) (1)	Aggregate Balance at Last Fiscal Year End ($) (4)
Joseph W. Craft III	$—	$—	$2,466,208	$—	$3,726,639

Brian L. Cantrell	—	7,243	354,295	—	542,597

R. Eberley Davis	—	18,568	532,782	—	823,635

Kirk D. Tholen	—	91,514	315,998	—	569,002

Thomas M. Wynne	—	20,388	530,476	—	821,967

(1)	Column not applicable.
(2)	Amounts represent awards of phantom units contributed to each Named Executive Officer’s SERP notional account balance. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Supplemental Executive Retirement Plan.” These amounts have also been included within the “All Other Compensation” column of the Summary Compensation Table for the 2021 year.
(3)	Amounts represent earnings accrued during 2021 on each Named Executive Officer’s SERP notional account balance for additional phantom units as a result of quarterly distributions on our common units and changes in the market value of the notional account balance. The market value of the notional account balance at the end of 2020 and 2021 was $12.64 and $4.48 per common unit, respectively. Earnings were not above-market or preferential.
(4)	Amounts represent the Named Executive Officer’s cumulative notional account balance of phantom units valued at $12.64, the closing price of our common units on December 31, 2021, the final market trading day of 2021. The amounts include aggregate phantom unit quarterly distributions, changes in market value and the following aggregate amounts contributed since inception to each Named Executive Officer’s SERP notional account balance including the amounts contributed in the last fiscal year shown in the table above: Mr. Craft, $670,927; Mr. Cantrell, $391,227; Mr. Davis, $626,766; Mr. Tholen; $281,148; and Mr. Wynne, $548,021. These amounts contributed since inception, other than the amounts contributed in the last fiscal year, were previously reported as compensation in the Summary Compensation Table in previous years.

Narrative Discussion Relating to the Nonqualified Deferred Compensation Table for 2021

Supplemental Executive Retirement Plan

Under the terms of the SERP, participants are entitled to receive on December 31 of each year an allocation of phantom units having a fair market value equal to their percentage allocation multiplied by the sum of base salary and cash bonus received that year, then reduced by any supplemental contribution that was made to our defined contribution PSSP for the participant that year. A participant’s cumulative notional phantom unit account balance earns the equivalent of common unit distributions. The calculated distributions are added to the notional account balance in the form of additional phantom units. All amounts granted under the SERP vest immediately and are paid out upon the participant’s termination or death in ARLP common units equal to the number of phantom units then credited to the participant’s account, subject to reduction of the number of units distributed to cover withholding obligations. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Supplemental Executive Retirement Plan.”

Potential Payments Upon a Termination or Change of Control

Each of our Named Executive Officers is eligible to receive accelerated vesting and payment under the LTIP and the SERP upon certain terminations of employment or upon our change in control. Upon a “change of control,” as defined in the LTIP, all awards outstanding under the LTIP will automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all restricted periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. The LTIP defines a “change in control” as one of the following events: (1) any sale, lease, exchange or other transfer of all or substantially all of our assets or Alliance Coal’s assets to any person other than a person who is our affiliate; (2) the consolidation or merger of Alliance Coal with or into another person pursuant to a transaction in which the outstanding voting interests of Alliance Coal are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting interests of Alliance Coal are changed into or exchanged for voting stock or interests of the surviving corporation or its parent and (b) the holders of the voting interests of Alliance Coal immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or its parent immediately after such transaction; or (3) a person or group being or becoming the beneficial owner of more than 50% of all voting interests of Alliance Coal then outstanding.

The amounts each of our Named Executive Officers could receive under the SERP have been previously disclosed in “Executive Compensation—Nonqualified Deferred Compensation Table for 2021” and the amounts each of the Named Executive Officers could receive under the LTIP have been previously disclosed in “Executive Compensation—Outstanding Equity Awards at 2021 Fiscal Year End Table”, in each case assuming the triggering event occurred on December 31, 2021. In addition, if a Named Executive Officer’s employment were terminated as a result of one of certain enumerated events in the SERP, the Named Executive Officer would receive an amount based on an allocation for the year of termination. Please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Components—Supplemental Executive Retirement Plan” for additional information regarding the enumerated events and allocation determination. The exact amount that any Named Executive Officer would receive could only be determined with certainty upon an actual termination or change in control.

As noted above, the Tholen Employment Letter provides that if Mr. Tholen’s employment is involuntarily terminated on or before December 31, 2022, other than for Good Cause (as defined in the Tholen Employment Letter), Mr. Tholen will receive a severance payment in an amount equal to two times Mr. Tholen’s then-effective annual base salary plus his target STIP award, which as of December 31, 2021 would equal $2,000,000.

Director Compensation

The sole member of our general partner has the right to set the compensation of the directors of our general partner. Typically, such compensation has been set by the Committee with the concurrence of Mr. Craft, who indirectly owns our general partner. Mr. Craft, our only employee director, received no director compensation for 2021, and all compensation that Mr. Craft received in his capacity as an employee is set forth above within the Summary Compensation Table. The directors of MGP devote 100% of their time as directors of MGP to the business of the ARLP Partnership.

Director Compensation Table for 2021

					Change in Pension
				Non-Equity	Value and
	Fees earned	Unit	Option	Incentive Plan	Nonqualified Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($) (2)(3)	($)(1)	($)(1)	Earnings ($)(1)	($)(1)	Total ($)
Robert J. Druten	$176,000	$4,621	$—	$—	$—	$—	$180,621
John H. Robinson	176,000	—	—	—	—	—	176,000
Wilson M. Torrence	196,000	3,795	—	—	—	—	199,795
Nick Carter	166,000	—	—	—	—	—	166,000

(1)	Columns are not applicable.
(2)	Amounts represent the grant date fair value of equity awards in 2021 related to deferrals of distributions earned on deferred units (computed pursuant to FASB ASC 718, using the same assumptions as used for financial reporting purposes and which are more fully described in our Annual Report on Form 10-K for the year ended December 31,

2021 under “Item 8. Financial Statements and Supplementary Data—Note 17 – Common Unit-Based Compensation Plans”). Please see Narrative to Director Compensation Table, below.
(3)	At December 31, 2021, each director had the following number of “phantom” ARLP common units credited to his notional account under MGP’s Amended and Restated Deferred Compensation Plan for Directors (“Directors’ Deferred Compensation Plan”):
Name	Directors Deferred Compensation Plan (in Units)
Robert J. Druten	11,931

John H. Robinson	—

Wilson M. Torrence	9,793

Nick Carter	—

Narrative Discussion Relating to the Director Compensation Table for 2021

Compensation for our non-employee directors includes an annual cash retainer paid quarterly in advance on a pro rata basis. The annual retainer for calendar year 2021 was $166,000. Mr. Torrence also was entitled to cash compensation of $30,000 for service as Chairman of the Audit Committee, and Mr. Robinson and Mr. Druten also were entitled to additional cash compensation of $10,000 each for service as Chairman of the Committee and the Conflicts Committee, respectively. Directors have the option to defer all or part of their cash compensation pursuant to the Directors’ Deferred Compensation Plan by completing an election form prior to the beginning of each calendar year. No director elected to defer cash compensation in 2021.

Pursuant to the Directors’ Deferred Compensation Plan, a notional account is established for deferred amounts of cash compensation and credited with notional common units of ARLP, described in the plan as “phantom” units. The number of phantom units credited is determined by dividing the amount deferred by the average closing unit price for the ten trading days immediately preceding the deferral date. When quarterly cash distributions are made with respect to ARLP common units, an amount equal to such quarterly distribution is credited to the notional account as additional phantom units. Payment of accounts under the Directors’ Deferred Compensation Plan will be made in ARLP common units equal to the number of phantom units then credited to the director’s account.

Directors may elect to receive payment of the account resulting from deferrals during a plan year either (a) on the January 1 on or next following their separation from service as a director or (b) on the earlier of a specified January 1 or the January 1 on or next following their separation from service. The payment election must be made prior to each plan year; if no election is made, the account will be paid on the January 1 on or next following the director’s separation from service. The Directors’ Deferred Compensation Plan is administered by the Committee, and the Board may change or terminate the plan at any time; provided, however, that accrued benefits under the plan cannot be impaired.

Upon any recapitalization, reorganization, reclassification, split of common units, distribution or dividend of securities on ARLP common units, our consolidation or merger, or sale of all or substantially all of our assets or other similar transaction that is effected in such a way that holders of common units are entitled to receive (either directly or upon subsequent liquidation) cash, securities or assets with respect to or in exchange for ARLP common units, the Committee shall, in its sole discretion (and upon the advice of financial advisors as may be retained by the Committee), immediately adjust the notional balance of phantom units in each director’s account under the Directors’ Deferred Compensation Plan to equitably credit the fair value of the change in the ARLP common units and/or the distributions (of cash, securities or other assets) received or economic enhancement realized by the holders of the ARLP common units.

CEO Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Joseph W. Craft III, our CEO.

For 2021, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than the CEO) was $71,753.
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table was $1.
●	Based on this information, for 2021 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was reasonably estimated to be 0.00001 to 1.

To determine the annual total compensation of our median employee and our CEO, we took the following steps:

●	Using the same median employee identified in 2020, we combined all of the elements of such employee’s compensation for the 2021 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $71,753, comprised of such employee’s W-2 compensation of $65,548 and contributions in the amount of $6,205 that we made on the employee’s behalf to our 401(k) plan for the 2021 year.
●	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

Mr. Craft, Chairman, President and CEO of our general partner, is also Chairman, President and CEO of Alliance GP, LLC, the direct owner of our general partner. Otherwise, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board or the Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date regarding the beneficial ownership of common units held by (a) each director of our general partner, (b) each executive officer of our general partner identified in the Summary Compensation Table included in “Executive Compensation” above, (c) all directors and executive officers as a group, and (d) each person known by our general partner to be the beneficial owner of 5% or more of our common units. The address of our general partner and, unless otherwise indicated in the footnotes to the table below, each of the directors, executive officers and 5% unitholders reflected in the table below is 1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119. Unless otherwise indicated in the footnotes to the table below, the common units reflected as being beneficially owned by our general partner’s directors and executive officers are held directly by such directors and officers. The percentage of common units beneficially owned is based on 127,195,219 common units outstanding as of the Record Date.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Directors and Executive Officers
Joseph W. Craft III (1)	19,488,253	15.3%
Nick Carter	20,000	*
Robert J. Druten	25,628	*
John H. Robinson	7,462	*
Wilson M. Torrence	40,396	*
Brian L. Cantrell	189,332	*
R. Eberley Davis	140,146	*
Kirk D. Tholen	—	*
Thomas M. Wynne (2)	1,146,709	*
All directors and executive officers as a group (12 persons)	21,355,655	16.8%

5% Common Unit Holder
Kathleen S. Craft	16,223,539	12.8%

*	Less than one percent.
(1)	The common units attributable to Mr. Craft consist of (i) 19,319,651 common units held directly by him and (ii) 168,602 common units attributable to Mr. Craft’s spouse.
(2)	The common units attributable to Mr. Wynne consist of (i) 795,673 common units held directly by him and (ii) 351,036 common units held through a trust and another entity controlled by him.

APPENDIX A

AMENDED AND RESTATED

ALLIANCE COAL, LLC

2000 LONG-TERM INCENTIVE PLAN

(as amended pursuant to the Third Amendment and Fourth Amendment)

1.	Purpose of the Plan.

The Alliance Coal, LLC Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Alliance Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing to employees and directors of Alliance Coal, LLC (the “Company”) and its Affiliates who perform services for the Partnership incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.

2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option or Restricted Unit granted under the Plan, and shall include any tandem DERs granted with respect to such Award.

“Board” means the Board of Directors of the Company.

“Cause” means:

(i)fraud or embezzlement on the part of the Participant;
(ii)conviction of or the entry of a plea of nolo contendere by the Participant to any felony;
(iii)gross insubordination or a material breach of, or the willful failure or refusal by the Participant to perform and discharge his duties, responsibilities or obligations (other than by reason of disability or death) that is not corrected within thirty (30) days following written notice thereof to the Participant, such notice to state with specificity the nature of the breach, failure or refusal; or
(iv)any act of willful misconduct by the Participant which (A) is intended to result in substantial personal enrichment of the Participant at the expense of the Partnership, the Company or any of their affiliates or (B) has a material adverse impact on the business or reputation of the Partnership, the Company or any of their affiliates (such determination to be made by the Partnership, the Company or any of their affiliates in the good faith exercise of their reasonable judgment).

“Change in Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership to any Person or its Affiliates, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by The Beacon Group, L P. and its affiliated funds or the Company; (ii) the consolidation or merger of the Company with or into another Person pursuant to a transaction in which the outstanding voting interests of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting interests of the Company are changed into or exchanged for voting stock or interests of the surviving corporation or its parent and (b) the holders of the voting interests of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or its parent immediately after such transaction, or (iii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of the Company then outstanding, other than (a) in a merger or consolidation which would not constitute a Change of Control under clause (ii) above and (b) The Beacon Group, LP and its affiliated funds.

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed to administer the Plan.

“DER” means a contingent right, granted in tandem with a specific Restricted Unit, to receive an amount in cash, or in Units having an aggregate Fair Market Value on the distribution payment date, equal to the cash distributions made by the Partnership with respect to a Unit during the period such Restricted Unit is outstanding.

“Director” means a “non-employee director” of the Company, as defined in Rule 16b-3.

“Employee” means any employee of the Company or an Affiliate, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Good Reason” shall mean:

(i)a reduction in the Participant’s Base Salary;
(ii)failure to pay the Participant any compensation due under an employment agreement, if any;
(iii)failure to continue to provide benefits substantially similar to those then enjoyed by the Participant unless the Partnership, the Company or their affiliates provide aggregate benefits equivalent to those then in effect;
(iv)failure to continue a compensation plan or to continue the Participant’s participation in a plan on a basis not materially less favorable to the Participant, subject to the power of the Partnership, the Company or their affiliates to amend such plans in their reasonable discretion; or
(v)the Partnership, the Company or their affiliates purported termination of the Participant’s employment for Cause or disability not pursuant to a procedure indicating the specific provision of the definition of Cause contained in this Plan as the basis for such termination of employment.

The Participant may not terminate for Good Reason unless he has given written notice delivered to the Partnership, the Company or their affiliates, as appropriate, of the action or inaction giving rise to Good Reason, and if such action or inaction is not corrected within thirty (30) days thereafter, such notice to state with specificity the nature of the breach, failure or refusal.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by or payable to the Participant. Notwithstanding anything in the Plan to the contrary, the Restricted Period with respect to any Award granted to an Employee may not terminate prior to the end of the Subordination Period (as defined in the Partnership Agreement).

“Restricted Unit” means a phantom unit granted under the Plan which upon or following vesting entitles the Participant to receive a Unit or an equivalent amount of cash.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a Common Unit of the Partnership.

3.	Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, cancelled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

4.	Units
(a)Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Options and Restricted Units may be issued under the Plan is 3,600,0001. If any Option or Restricted Unit is forfeited or otherwise terminates or is cancelled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Options or Restricted Units may be granted. Similarly, if any Award is paid or settled in cash rather than the delivery of Units, then the Units granted by such Award shall again be Units with respect to which Options or Restricted Units may be granted Notwithstanding the foregoing, the aggregate grant of Awards, either in the form of Options and/or Restricted Units, may exceed 3,600,000 so long as the actual number of Options and/or Restricted Units issued under the Plan does not exceed 3,600,000.
(b)Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.
(c)Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash. Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.
5.	Eligibility

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

6.	Awards.
(a)Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.
(i)Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may be more or less than its Fair Market Value as of the date of grant.
(ii)Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by

1 On June 16, 2014, the Partnership completed a two-for-one split of its common units, whereby holders of record as of May 30, 2014 received a one-unit distribution on each unit outstanding on that date. As a result, the number of Units with respect to which Options and Restricted Units may be issued under the Plan has been treated as twice the number as provided under the Plan immediately prior to the split, i.e., 7,200,000 Units. All the references to “3,600,000” in the Plan should be deemed as references to “7,200,000” instead.

the Company, other securities or other property, a note from the Participant in a form acceptable to the Company, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.
(iii)Term. Subject to earlier termination as provided in the grant agreement or the Plan, each Option shall expire on the 10th anniversary of its date of grant.
(iv)Forfeiture. Except as otherwise provided in the terms of the Option grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.
(b)Restricted Units. The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the duration of the Restricted Period (if any), the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Restricted Units.
(i)DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Notwithstanding the foregoing however, DERs shall not be granted with respect to any Award prior to the end of the Subordination Period.
(ii)Forfeiture. Except as otherwise provided in the terms of the Restricted Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Restricted Units and all tandem DERs credited to a bookkeeping account pursuant to Section 6(b)(i) shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units or DERs.
(iii)Lapse of Restrictions. Upon or following the vesting of each Restricted Unit, the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of one Unit, as determined by the Committee, subject to the provisions of Section 8(b).
(c)General.
(i)Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or Awards.
(ii)Limits on Transfer of Awards.
(A)Except as provided in (C) below, each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.
(B)Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C)To the extent specifically provided by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, Awards may be transferred by will and the laws of descent and distribution.

(iii)  Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv)  Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v)  Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines.

(vi)  Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units, cashless-broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

(vii)  Change in Control. Upon a Change in Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. Notwithstanding the foregoing however, the Restricted Period may not terminate prior to the end of the Subordination Period.

(viii)  Sale of Significant Assets. In the event the Partnership sells or otherwise disposes of a significant portion of the assets under its control, (such significance to be determined by action of the Board of the Company in its sole discretion) and as a consequence of such disposition (a) a Participant’s employment is terminated by the Partnership, the Company or their affiliates without Cause or by the Participant for Good Reason or (b) as a result of such sale or disposition, the Participant’s employer shall no longer be the Partnership, the Company or one of their affiliates, then all of such Participant’s Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. Notwithstanding the foregoing however, the Restricted Period may not terminate prior to the end of the Subordination Period.

7.Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Plan:

(a)Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that no amendment may be made without the approval of a Unit Majority (as defined in the Partnership Agreement) that would either accelerate, with respect to an Award granted to an Employee, vesting to a date prior to the end of the Subordination Period or permit DERs to be granted prior to the end of the Subordination Period.
(b)Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.
(c)Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
8.	General Provisions.
(a)No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of participants. The terms and conditions of awards need not be the same with respect to each recipient.
(b)Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(c)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.
(d)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.
(e)Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect
(f)Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g)No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.
(h)No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be cancelled, terminated, or otherwise eliminated.
(i)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof
(j)Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.
(k)Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
9.	Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or Units are no longer available for grants of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

FIFTH AMENDMENT TO THE

AMENDED AND RESTATED

ALLIANCE COAL, LLC

2000 LONG-TERM INCENTIVE PLAN

THIS FIFTH AMENDMENT (the “Fifth Amendment”) to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended from time to time (the “Plan”), has been adopted by Alliance Coal, LLC (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 7(a) of the Plan provides that the Plan may be amended from time to time;

WHEREAS, the Committee now desires to amend the Plan to provide for the grant of cash awards; and

WHEREAS, the Committee has determined that the Fifth Amendment shall be made effective as of December 10, 2020 (the “Amendment Effective Date”).

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended as of the Amendment Effective Date, as set forth below:

1.The following defined term shall be added to Section 2 of the Plan:

“Cash Award” means an Award denominated in cash granted under the Plan.

2.In the defined term “Award” contained in Section 2 of the Plan, the following phrase shall be inserted immediately prior to the period therein: “, or a Cash Award granted under the Plan”
3.The existing Section 6(c) of the Plan shall be renumbered to read Section 6(d). Then, Section 6 of the Plan shall be amended to provide for a new Section 6(c), which shall read as follows:

“(c)Cash Awards. The Committee shall have the authority to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Participants in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.”

RESOLVED, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

[Remainder of Page Intentionally Left Blank.]

APPENDIX B

SIXTH AMENDMENT TO THE AMENDED AND RESTATED

ALLIANCE COAL, LLC

2000 LONG-TERM INCENTIVE PLAN

THIS SIXTH AMENDMENT (the “Sixth Amendment”) to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended from time to time (the “Plan”), has been adopted by Alliance Coal, LLC (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 7(a) of the Plan provides that the Plan may be amended from time to time;

WHEREAS, the Company now desires to amend the Plan to increase the number of units authorized for delivery upon vesting of awards by 8.3 million, effectively increasing the number of units authorized from 7.2 million to 15.5 million;

WHEREAS, the Company further desires to amend the Plan to revise the definitions of “Board” and “Change in Control”; and

WHEREAS, the Company has determined that the Sixth Amendment shall be made effective as of [•], 2022 (the “Amendment Effective Date”).

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended as of the Amendment Effective Date, as set forth below:

The definition of “Board” contained in Section 2 of the Plan shall be amended to read as follows:

“Board” means the board of directors of the general partner of the Partnership.

The definition of “Change in Control” contained in Section 2 of the Plan shall be amended to read as follows:

“Change in Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person or its Affiliates, unless immediately following such sale, lease, exchange or other transfer such assets are controlled, directly or indirectly, by Joseph W. Craft III; (ii) the consolidation or merger of the Partnership with or into another Person pursuant to a transaction in which the outstanding voting interests of the Partnership are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting interests of the Partnership are changed into or exchanged for voting stock or interests of the surviving entity or its parent, (b) the holders of the voting interests of the Partnership immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving entity or its parent immediately after such transaction and (c) Mr. Craft, directly or indirectly, retains control over the business of the Partnership or any successor entity; or (iii) a “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of the Partnership then outstanding, other than (a) in a merger or consolidation which would not constitute a Change in Control under clause (ii) above or (b) any transaction in which Mr. Craft, directly or indirectly, retains control over the business of the Partnership or any successor entity. Notwithstanding the foregoing, for purposes of an Award that provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under Section 409A, a Change in Control described in subsection (i), (ii) or (iii) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A as applied to the Partnership.

The existing Section 4(a) of the Plan shall be amended to provide for a new Section 4(a), which shall read as follows:

“(a)    Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Options and Restricted Units may be issued under the Plan is 15,500,000. If any Option or Restricted Unit is forfeited or otherwise terminates or is cancelled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Options or Restricted Units may be granted. Similarly, if any Award is paid or settled in cash rather than the delivery of Units, then the Units subject to such Award shall again be Units with respect to which Options or Restricted Units may be granted. Notwithstanding the foregoing, the aggregate grant of Awards, either in the form of Options and/or Restricted Units, may exceed 15,500,000 so long as the actual number of Units delivered with respect to Options and /or Restricted Units granted under the Plan does not exceed 15,500,000.”

RESOLVED, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

[Remainder of Page Intentionally Left Blank.]

ALLIANCE COAL, LLC

By:	MGP II, LLC, its managing member

By:	Alliance Holdings GP, LP, its managing member

By:	New AHGP GP, LLC, its general partner

By:	Alliance Resource Partners, L.P., its sole member

By:	Alliance Resource Management GP, LLC, its general partner

By:
Name:
Title:

ALLIANCE RESOURCE PARTNERS, L.P.

1717 SOUTH BOULDER AVENUE, SUITE 400

TULSA, OKLAHOMA 74119

Solicited on Behalf of the Board of Directors of the General Partner

The undersigned Unitholder of Alliance Resource Partners, L.P., a Delaware limited partnership, hereby revokes all prior consents given with respect to the matters covered hereunder, and acknowledges receipt of the Consent Solicitation Statement dated October 12, 2022. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS SIGNED CONSENT WILL BE TREATED AS HAVING CAST A VOTE IN ACCORDANCE WITH THE BOX MARKED ON THE REVERSE SIDE.

(Continued and to be signed on the reverse side.)

Alliance Resource Partners, L.P.

To be returned by 5:00 p.m., Eastern Standard Time, November 15, 2022

NOTICE OF INTERNET AVAILABILITY OF CONSENT MATERIAL

The Notice of Consent Solicitation and Consent Solicitation Statement

are available at https://www.astproxyportal.com/ast/10374

Please sign, date and mail

your consent card in the

envelope provided as soon

as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS Of THE GENERAL PARTNER RECOMMENDS A VOTE “FOR” THE PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to approve an amendment to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended (the “Plan”) to increase the number of common units available for awards under the Plan by 8,300,000 to an aggregate of 15,500,000 common units

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
If no box is marked above, but this Consent is otherwise properly completed and signed, the limited partnership units will be voted “FOR” the Proposal

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

■

Note:

Please sign exactly as your name or names appear on the Consent. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

Alliance Resource Partners, L.P.

To be returned by 5:00 p.m., Eastern Standard Time, November 15, 2022

VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your consent card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your consent card available when you can and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before Consents are due.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

are available at http://www.arlp.com/ consentsolicitation
NOTICE OF INTENT AVAILABILITY OF CONSENT MATERIAL The Notice of Consent Solicitation and Consent Solicitation Statement are available at https://www.astproxyportal.com/ast/10374

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS Of THE GENERAL PARTNER RECOMMENDS A VOTE “FOR” THE PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to approve an amendment to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended (the “Plan”) to increase the number of common units available for awards under the Plan by 8,300,000 to an aggregate of 15,500,000 common units

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
If no box is marked above, but this Consent is otherwise properly completed and signed, the limited partnership units will be voted “FOR” the Proposal

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

■

Note:

Please sign exactly as your name or names appear on the Consent. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■